EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Christine Pietryla, Pietryla Enterprises/Public Relations (312) 276-5177 E-mail: cpietryla@pietryla.com
SERVIDYNE COMMENTS ON CURRENT ECONOMIC CONDITIONS’ IMPACT ON REVENUES AND ORDER ACTIVITY
ATLANTA – November 21, 2008 – SERVIDYNE, INC. (Nasdaq:SERV), a building performance efficiency and real estate company, today announced that despite difficult conditions in the overall economy, demand and new business activity improved in the Company’s fiscal second quarter, which ended October 31, 2008.
“It appears that while our profitability remained under pressure in our second fiscal quarter, building performance efficiency revenues were substantially higher than first quarter levels,” noted Alan R. Abrams, Chairman, President and CEO. “When we report second quarter results in approximately three weeks, we expect to report a net loss that is slightly greater than the first quarter loss. However, building performance efficiency new order activity in the second quarter improved significantly over the first quarter, as our customers strive to hedge against the deteriorating economic conditions with cost-saving efficiency measures. I am encouraged by an estimated second quarter revenue increase of approximately 26% in our core building performance efficiency segment, compared to the first quarter, which contributed to an estimated 19% increase in second quarter consolidated revenues when compared with first quarter results. We have not yet finalized the review of our second quarter fiscal 2009 financial statements, and these figures and estimates could change as a result of this process.”
About Servidyne
Established in 1925, Servidyne, Inc. is headquartered in Atlanta, Georgia, and operates globally through its wholly–owned subsidiaries. The Company provides comprehensive energy efficiency solutions, sustainability programs, and other products and services that significantly enhance the operating and financial performance of existing buildings. Servidyne enables customers to cut energy consumption and realize immediate cost savings across their portfolios, while reducing greenhouse gas emissions and improving the comfort and satisfaction of their buildings’ occupants. The Company serves a broad range of markets in the United States and internationally, including corporate, commercial office, hospitality, gaming, retail, industrial, distribution, healthcare, government, multi-family and education. Servidyne also engages in commercial real estate investment and development. The Company currently owns or controls shopping centers in the Southeast and Midwest and office properties in metropolitan Atlanta. For more information about Servidyne, please visit www.servidyne.com or call 770-953-0304.
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Certain statements contained in this news release are forward-looking statements within the meaning of federal securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other matters, including the risks and uncertainties set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which may cause the actual results, performance or achievement of Servidyne, Inc. to be materially different from any past or future results, performance, or uncertainties expressed or implied by such forward-looking statements. Servidyne, Inc. does not undertake to update these forward-looking statements.